Exhibit 10.20

July 13, 2021

Mr. David P. Storch

1270 Linden Avenue

Highland Park, IL 60035

Dear David:

You and AAR CORP. (“AAR”) entered into a letter agreement dated May 24, 2018, as amended on May 31, 2019 and July 11, 2019 (collectively, the “Agreement”) relating to your service as Chairman of the Board of Directors of AAR and as a consultant to AAR.

You and AAR now desire to further amend the Agreement to reduce the annual retainer payable to you during your tenure as Chairman of the Board.

In consideration of the mutual promises in this letter agreement, you and AAR hereby agree, effective as of the date of this letter, to amend and supplement the Agreement as follows:

1.  Amendments.  Section 1(c) of the Agreement is amended and restated as follows:

(c)For each year during which you serve as Non-Executive Chairman of the Board, you will receive a separate annual cash retainer of $150,000. In addition, during your tenure (i) you will retain access to your AAR-provided telephone, I-Pad, laptop and similar equipment, (ii) you will be reimbursed by the Company in an annual amount not to exceed $30,000 for an outside office and/or secretarial support, (iii) the Company will provide AAR office equipment and supplies for your outside office and (iv) you will have access to use of the corporate jet for travel on AAR business (including medical).

Section 1(e) of the Agreement is added, as follows

(e)  You will be nominated for an additional three-year term as a Class I director at the 2021 annual meeting of stockholders. Unless otherwise determined by the Board of Directors, you shall serve as Chairman of the Board until the expiration of your term as a Class I director in 2024.

2.  No Other Changes. In all other respects, the Agreement shall remain unchanged and shall continue in full force and effect.

Please indicate your acknowledgment of, and agreement to, the terms and conditions of this letter agreement by signing and returning a copy of this letter agreement to AAR.

Very truly yours,

AAR CORP.

By:	/s/ James E. Goodwin

Name:	James E. Goodwin
Title:	Chairman of the Nominating and Governance Committee of the Board of Directors
Date:	July 13, 2021

By:	/s/ H. John Gilbertson

Name:	H. John Gilbertson
Title:	Chairman of the Compensation Committee of the Board of Directors
Date:	July 13, 2021

Acknowledged and Agreed:

By:	/s/ David P. Storch

Name:	David P. Storch
Date:	July 13 2021